Exhibit 10.32

LIMITED LIABILITY COMPANY AGREEMENT

OF

DLI HOLDING LLC

i

(continued)

		Page
Section 4.5	Committees of Directors	10
Section 4.6	Compensation of Directors	11
Section 4.7	Resignation	11
Section 4.8	Removal of Directors	11
Section 4.9	Vacancies	11
Section 4.10	Directors as Agents	12
Section 4.11	Officers	12

ARTICLE V

INVESTMENT REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.1	Representations, Warranties and Covenants of Members	12
Section 5.2	Additional Representations and Warranties of Non-Kelso Members	14
Section 5.3	Additional Representations and Warranties of Kelso Members	14

ARTICLE VI

CAPITAL ACCOUNTS; CAPITAL CONTRIBUTIONS

Section 6.1	Capital Accounts	15
Section 6.2	Adjustments	15
Section 6.3	Additional Capital Contributions	16
Section 6.4	Negative Capital Accounts	16

ARTICLE VII

ADDITIONAL TERMS APPLICABLE TO OVERRIDE UNITS

Section 7.1	Certain Terms	16
Section 7.2	Effects of Termination of Employment on Override Units	17

ARTICLE VIII

ALLOCATIONS

Section 8.1	Book Allocations of Income and Loss	20
Section 8.2	Special Book Allocations	20
Section 8.3	Tax Allocations	21

(continued)

(continued)

LIMITED LIABILITY COMPANY AGREEMENT OF

DLI HOLDING LLC

This Limited Liability Company Agreement of DLI Holding LLC (the “Company”) is dated as of January 27, 2005, among the individuals or entities listed under the heading “Kelso Members” on Schedule A hereto (each a “Kelso Member” and collectively, the “Kelso Members”), William McMenemy, Charles Hinkaty and Harvey Alstodt (each a “Management Member” and collectively, the “Management Members,” which term shall also include such persons who become members of the Company and are designated “Management Members” after the date hereof in accordance with Section 3.8 of this Agreement) and Magnetite Asset Investors III L.L.C. (the “Outside Member” and, together with any persons who become members of the Company and are designated “Outside Members” after the date hereof in accordance with Section 3.8 of this Agreement, the “Outside Members”). The Kelso Members, the Management Members and the Outside Members are collectively referred to herein as the “Members”, and the Management Members and the Outside Members are collectively referred to herein as the “Non-Kelso Members”. Any capitalized term used herein without definition shall have the meaning set forth in Article XV.

ARTICLE I

FORMATION OF THE COMPANY

Section 1.1 Formation. The Company was formed upon the filing of the Certificate with the Secretary of State of the State of Delaware on July 1, 2004.

Section 1.2 Company Name. The name of the Company is DLI Holding LLC. The business of the Company may be conducted under such other names as the Board may from time to time designate, provided that the Company complies with all relevant state laws relating to the use of fictitious and assumed names.

Section 1.3 The Certificate, etc. The designation of Gregory S. Feldman as an authorized person within the meaning of the Delaware Act and the actions taken by Gregory S. Feldman in causing the Certificate of Formation of the Company to be executed, delivered and filed with the Secretary of State of the State of Delaware on July 1, 2004, are hereby ratified, adopted and approved. Each Director is hereby authorized to execute, deliver file and record all such other certificates and documents, including amendments to or restatements of the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business.

Section 1.4 Term of Company. The term of the Company commenced on the date of the initial filing of the Certificate with the Secretary of State of the State of Delaware. The Company may be terminated in accordance with the terms and provisions hereof, and shall continue unless and until dissolved as provided in Article XIII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Delaware Act.

Section 1.5 Registered Agent and Office. The Company’s registered agent and office in the State of Delaware is National Registered Agents, Inc., 9 East Loockerman Street, Suite 1B, Dover, Delaware 19901. The Board may designate another registered agent and/or registered office from time to time in accordance with the then applicable provisions of the Delaware Act and any other applicable laws.

Section 1.6 Principal Place of Business. The principal place of business of the Company is located at 320 Park Avenue, 24th Floor, New York, New York 10022. The location of the Company’s principal place of business may be changed by the Board from time to time in accordance with the then applicable provisions of the Delaware Act and any other applicable laws.

Section 1.7 Qualification in Other Jurisdictions. Any authorized person of the Company shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

Section 1.8 Fiscal Year; Taxable Year. The fiscal year of the Company for financial accounting purposes shall end on December 31. The taxable year of the Company for federal, state and local income tax purposes shall end on December 31.

ARTICLE II

PURPOSE AND POWERS OF THE COMPANY

Section 2.1 Purpose. The purposes of the Company are, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and engaging in all acts or activities as the Company deems necessary, advisable or incidental to the furtherance of the foregoing.

Section 2.2 Powers of the Company. The Company shall have the power and authority to take any and all actions that are necessary, appropriate, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.1.

Section 2.3 Certain Tax Matters. The Company shall not elect, and the Board shall not permit the Company to elect, to be treated as an association taxable as a corporation for U.S.

federal, state or local income tax purposes under Treasury Regulations section 301.7701-3 or under any corresponding provision of state or local law. The Company and the Board shall not permit the registration or listing of the Interests on an “established securities market,” as such term is used in Treasury Regulations section 1.7704-1.

ARTICLE III

MEMBERS AND INTERESTS GENERALLY

Section 3.1 Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement. The approval or consent of the Members shall not be required in order to authorize the taking of any action by the Company, and the Members shall have no right to reject, overturn, override, veto or otherwise approve or pass judgment upon any action taken by the Board or any authorized officer of the Company unless and then only to the extent that (i) this Agreement shall expressly provide therefor, (ii) such approval or consent shall be required by non-waivable provisions of the Delaware Act or (iii) the Board shall have determined in its sole discretion that obtaining such approval or consent would be appropriate or desirable. The Members, as such, shall have no power to bind the Company.

Section 3.2 Interests Generally. As of the date hereof, the Company has two authorized classes of Interests: Common Units and Override Units (which will consist of either Operating Units or Value Units as described below). Additional classes of Interests denominated in the form of Units may be authorized from time to time by the Board without obtaining the consent of any Member or class of Members. Except as otherwise provided in this Article III, Units in a particular class may be issued from time to time, at such prices and on such terms as the Board or, in the case of Override Units, the Board less any Management Members who hold or are eligible for Override Units (the “Override Unit Committee”) may determine, without obtaining the consent of any Member or class of Members.

(a) Common Units.

(i) General. Subject to the provisions of Section 7.2(b), the holders of Common Units will have voting rights with respect to their Common Units as provided in Section 3.3(d) and shall have the rights with respect to profits and losses of the Company and distributions from the Company as are set forth herein. The number of Common Units of each Member as of any given time shall be set forth on Schedule A, as it may be updated from time to time in accordance with this Agreement.

(ii) Price. Unless otherwise determined by the Board, the Common Units will initially be issued for a Capital Contribution of $31.718857 per Common Unit. The payment terms and schedule for the Capital Contributions applicable to any Common Unit will be determined by the Board upon issuance of such Common Units.

(b) Override Units.

(i) General. The Company will have two sub-classes of Override Units: Operating Units and Value Units. Subject to the provisions of Article VII hereof (including the applicable Benchmark Amount), the holders of Override Units will have voting rights with respect to their Override Units as provided in Section 3.3(d) and shall have the rights with respect to profits and losses of the Company and distributions from the Company as are set forth herein, provided that additional terms and conditions applicable to an Override Unit may be established by the Override Unit Committee in connection with the issuance of any such Override Unit to a person who becomes a Management Member at any time after the date of this Agreement in accordance with Section 3.8 hereof. The number of Override Units issued to a Management Member as of any given time shall be set forth on Schedule A, as it may be updated from time to time in accordance with this Agreement.

(ii) Price. The holders of Override Units are not required to make any Capital Contribution to the Company in exchange for their Override Units, it being recognized that such Units shall be issued only to Management Members who own Common Units.

Section 3.3 Meetings of Members.

(a) Meetings; Notice of Meetings. Meetings of the Members, including any special meeting, may be called by the Board from time to time. Notice of any such meeting shall be given to all Members not less than five nor more than 30 business days prior to the date of such meeting and shall state the location, date and hour of the meeting and, in the case of a special meeting, the nature of the business to be transacted. Meetings shall be held at the location (within or without the State of Delaware) at the date and hour set forth in the notice of the meeting.

(b) Waiver of Notice. No notice of any meeting of Members need be given to any Member who submits a signed waiver of notice, whether before or after the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Members need be specified in a written waiver of notice. The attendance of any Member at a meeting of Members shall constitute a waiver of notice of such meeting, except when the Member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c) Quorum. Except as otherwise required by applicable law or by the Certificate, the presence in person or by proxy of the holders of record of a Majority in Interest shall constitute a quorum for the transaction of business at such meeting.

(d) Voting. If the Board has fixed a record date, every holder of record of Units entitled to vote at a meeting of Members or to consent in writing in lieu of a meeting of Members as of such date shall be entitled to one vote for each such Unit outstanding in such Member’s name at the close of business on such record date. If no record date has been so fixed, then every holder of record of such Units entitled to vote at a meeting of Members or to consent in writing in lieu of a meeting of Members shall be entitled to one vote for each Unit outstanding in his name on the close of business on the day next preceding the day on which notice of the meeting is given or the first consent in respect of the applicable action is executed and delivered to the Company, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. Except as otherwise required by applicable law, the Certificate or this Agreement, the vote of a Majority in Interest at any meeting at which a quorum is present shall be sufficient for the transaction of any business at such meeting.

(e) Proxies. Each Member may authorize any Person to act for such Member by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or such Member’s attorney-in-fact. No proxy shall be valid after the expiration of three years from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it unless otherwise provided in such proxy, provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

(f) Organization. Each meeting of Members shall be conducted by such Person as the Board may designate.

(g) Action Without a Meeting. Unless otherwise provided in this Agreement, any action which may be taken at any meeting of the Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by a Majority in Interest. Prompt notice of the taking of the action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing.

Section 3.4 Business Transactions of a Member with the Company. Subject to prior approval of the Board, a Member may lend money to, borrow money from, act as surety or endorser for, guarantee or assume one or more specific obligations of, provide collateral for, or transact any other business with the Company or any of its subsidiaries, provided that any such transaction pursuant to any agreement entered into after the date hereof shall require the approval of a majority of the Directors.

Section 3.5 No Cessation of Membership upon Bankruptcy. A Person shall not cease to be a Member of the Company upon the happening, with respect to such Person, of any of the events specified in Section 18-304 of the Delaware Act.

Section 3.6 Confidentiality. The covenants and restrictions contained in this Section 3.6 shall be in addition to and not in lieu of any covenants or restrictions applying to any

Management Member pursuant to any employment, severance or services agreement between such Management Member and the Company or any of its subsidiaries and shall apply to both Management Members and Inactive Management Members.

(a) Confidentiality Generally. All materials and information obtained by any Non-Kelso Member who is not also an employee of the Company pursuant to the rights granted under this Agreement, together with all other confidential or proprietary information of the Company (such materials and information collectively, the “Confidential Information”), shall be kept confidential and shall not be disclosed to any third party except (a) information which is obtained by a Non-Kelso Member from a third party who is not known by such Non-Kelso Member to be prohibited from disclosing the information to such Non-Kelso Member by a contractual, legal or fiduciary obligation to the Company, (b) information which is or becomes publicly available (other than as a result of disclosure by a Non-Kelso Member in violation hereof or a third party violation of such third party’s contractual, legal or fiduciary obligation to the Company); (c) information which is independently developed, discovered or arrived at by a Non-Kelso Member without use of Confidential Information, (d) to such Non-Kelso Member’s equity holders, directors, officers, trustees, partners, employees, agents, accountants, representatives and professional consultants (“Representatives”) on a need-to-know-basis, (e) to any Person to which such Non-Kelso Member offers to Transfer any shares of Capital Stock; provided that the prospective transferee shall agree to be bound by a confidentiality agreement for the benefit of the Company containing provisions substantially similar to the provisions of this Section 3.6(a), (f) in any report, statement, testimony or other submission to any governmental authority having or claiming to have jurisdiction over such Non-Kelso Member or (g) in order to comply with any law, rule, regulation, or order applicable to a Non-Kelso Member, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to such recipient in the course of any litigation, investigation or administrative proceeding. In the event that any party hereto or any of its Representatives becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information, the disclosing party shall provide the Company with prompt prior written notice of such requirement and shall cooperate with the Company, at the Company’s expense, to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing party shall furnish only that portion of such Confidential Information that has been legally compelled to be furnished. Any Non-Kelso Member who is an employee of the Company or its subsidiaries shall, during such employment, disclose Confidential Information only for the benefit of the Company and in accordance with any restrictions placed on its disclosure by the Company. Notwithstanding the foregoing, such Non-Kelso Member may disclose information that constitutes U.S. federal income tax treatment or tax structure of the Company (including transactions undertaken by the Company) and all materials of any kind (including opinions or other tax analyses) that are provided to such Non-Kelso Member relating to such tax treatment and tax structure.

(b) Injunctive Relief with Respect to Covenants. Each Non-Kelso Member acknowledges and agrees that the covenants and obligations of such Non-Kelso Member with respect to confidentiality herein relate to special, unique and extraordinary matters and that a violation or threatened violation of any of the terms of such covenants or obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, each Non-Kelso Member agrees, to the fullest extent permitted by applicable law, that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining such Non-Kelso Member from committing any violation of the covenants or obligations contained in Section 3.6(a). These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In connection with the foregoing provisions of this Section 3.6, each Management Member represents that his economic means and circumstances are such that such provisions will not prevent him from providing for himself and his family on a basis satisfactory to him.

(c) Unenforceable Restriction. It is expressly understood and agreed that although each Non-Kelso Member and the Company consider the restrictions contained in this Section 3.6 to be reasonable, if a final determination is made by an arbitrator to whom the parties have assigned the matter or a court of competent jurisdiction that any restriction contained in this Agreement is an unenforceable restriction against any Non-Kelso Member, the provisions of this Agreement shall not be rendered void but shall be reformed to apply as to such maximum time and to such maximum extent as such arbitrator or court may determine or indicate to be enforceable. Alternatively, if such arbitrator or court finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be reformed so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

Section 3.7 Other Business for Members. Any Kelso Member, Outside Member, Inactive Management Member or Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company, the Directors (as defined in Section 4.1(a)) and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. No Kelso Member, Outside Member, Inactive Management Member, Director (other than any active Management Member who serves as a Director) or Affiliate thereof shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Kelso Member, Outside Member, Director (other than any Management Member who serves as a Director) or Affiliate thereof shall have the right to take for such Person’s own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity. For the avoidance of doubt, no Management Members or any other Members who are employees of the Company or any of its subsidiaries will be entitled to the provisions of this Section 3.7, and this Section 3.7 shall not in any way limit any non-competition or non-solicitation restrictions contained in an employment, severance, separation or services agreement between such Member and the Company or any of its subsidiaries.

Section 3.8 Additional Members.

(a) Admission. Upon the approval of a majority of the Board or the Override Unit Committee (but in the case of the Override Unit Committee, only to the extent that such majority includes a majority of the Directors or members of the Override Unit Committee appointed by Kelso), the Company may admit one or more additional Members (each an “Additional Member”), to be treated as a “Member” or one of the “Members” for all purposes hereunder. The Board may designate any such Additional Member as a “Management Member” or as an “Outside Member” hereunder. Each Person shall be admitted as an Additional Member at the time such Person (i) executes a joinder agreement to this Agreement, (ii) complies with the applicable Board resolution, if any, with respect to such admission and (iii) is named as a Member in Schedule A (as described in Section 7.1) hereto. Notwithstanding Section 3.8(b)(vii), Kelso is authorized to amend Schedule A to reflect any issuance of Units and any such admission and any actions pursuant to Section 3.8(b) below.

(b) Rights of Additional Members. Upon, and a condition precedent to, the admission of an Additional Member:

(i) the Board shall determine the Capital Contribution (if any) of such Additional Member;

(ii) the Board shall determine the rights, if any, of such Additional Members to appoint Directors to the Board;

(iii) the Board shall determine the number of Units to be granted to such Additional Member and whether such Units shall be Common Units, Override Units or Units of an additional class of Interests authorized by the Board, and in the case of any Override Units, the applicable Benchmark Amount and terms thereof, including whether such Override Units are Operating Units or, Value Units, and in the case of Common Units, the price to be paid therefor;

(iv) such Additional Member shall make Capital Contributions (if any) to the Company in an amount to be determined by the Board;

(v) the Board shall assign Units (if any) to such Additional Member;

(vi) the Board shall determine if such Additional Member will be a Management Member or a Kelso Member or an Outside Member, provided that (a) an Additional Member may only be designated a Kelso Member with the consent of Kelso; and (b) the rights and obligations of any Outside Member shall be as specified by the Board in its sole discretion and, if such terms are different from the terms applicable to the Outside Member as provided herein, this Agreement shall be amended, in accordance with Section 14.10, to reflect such terms.

(vii) the Board shall amend Schedule A to reflect the actions taken pursuant to this Section 3.8.

ARTICLE IV

MANAGEMENT

Section 4.1 Board.

(a) Generally. The business and affairs of the Company shall be managed by or under the direction of a committee of the Company (the “Board”) consisting of at least three natural persons (each a “Director”), which initially shall be those persons designated as Directors in the first sentence of Section 4.1(b)(i) and subsequently shall be those persons appointed as provided in Section 4.1(b)(i) and Section 4.1(b)(ii). The authorized number of Directors on the Board shall be established by Kelso. Directors need not be Members. The Board shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company as set forth herein, including, without limitation, to exercise all of the powers of the Company set forth in Section 2.2 of this Agreement.

(b) Election of Directors.

(i) Initial Directors; Term. The initial Directors of the Company will be Philip E. Berney, Church M. Moore, and James J. Connors, II. Each Director shall hold office until a successor is appointed in accordance with this Section 4.1(b) or until such Director’s earlier death, resignation or removal in accordance with the provisions hereof. Each person named as a Director herein or subsequently appointed as a Director is hereby designated as a “manager” (within the meaning of the Delaware Act) of the Company.

(ii) Composition. Subject to any rights that may be granted pursuant to Section 3.8, Kelso shall have the right to appoint all of the Directors of the Company and no vote, approval or consent or any other action shall be required from any other Member. In the event that a change in applicable law requires the vote of Members for the election of Directors, then Kelso shall have the right to designate all of the Directors of the Company for election and each Member, other than the Kelso Members, shall vote all of the Units over which it exercises voting control and shall take all other necessary or desirable actions within such Member’s control (whether in such Member’s capacity as a Member, director, member of a Board committee or officer of the member of a Board committee or Officer or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum, execution of written consents in lieu of meetings and approval of amendments and/or restatements of the Certificate or this Agreement), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special Board or Member meetings and approval of amendments and/or restatements of the Certificate or this Agreement), so that the Directors designated by Kelso will be elected to the Board. Any committees of the Board shall be created only upon the approval of the Board as provided in Section 4.5 hereof. In the event that any Director appointed or designated hereunder by Kelso for any reason ceases to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board shall be filled by a representative appointed or designated by Kelso.

Section 4.2 Meetings of the Board. The Board shall meet from time to time to discuss the business of the Company. The Board may hold meetings either within or without the State of Delaware. Meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. The Chief Executive Officer of the Company or a majority of the Board may call a meeting of the Board on five business days’ notice to each Director, either personally, by telephone, by facsimile or by any other similarly timely means of communication which notice requirement may be waived by the Directors.

Section 4.3 Quorum and Acts of the Board. At all meetings of the Board two Directors shall constitute a quorum for the transaction of business unless the number of Directors is increased or decreased pursuant to Section 4.1(a), in which case the presence of a majority of the then authorized number of Directors shall constitute a quorum. Except as otherwise provided in this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if a majority of the members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 4.4 Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 4.5 Committees of Directors. The Board (a) shall designate an Override Unit Committee, which shall be comprised of such number of persons as may be designated by the Board and (b) may, by resolution passed by unanimous consent of the Directors, designate one or more additional committees. Such resolution shall specify the duties, quorum requirements and qualifications of the members of such additional committees, each such committee to consist of such number of Directors as the Board may fix from time to time. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

Section 4.6 Compensation of Directors. The Board shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at such meetings of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as a Director. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of any committee of the Board may be allowed like compensation for attending committee meetings.

Section 4.7 Resignation. Any Director may resign at any time by giving written notice to the Company. The resignation of any Director shall take effect upon receipt of such notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation by the Company, the Members or the remaining Directors shall not be necessary to make it effective. Upon the effectiveness of any such resignation, such Director shall cease to be a “manager” (within the meaning of the Delaware Act).

Section 4.8 Removal of Directors. Members shall have the right to remove any Director at any time for cause upon the affirmative vote of a Majority in Interest. In addition, a majority of the Directors then in office shall have the right to remove a Director for cause. Upon the taking of such action, the Director shall cease to be a “manager” (within the meaning of the Delaware Act). Notwithstanding the preceding sentence, the removal from the Board (with or without cause) of any Director designated hereunder by Kelso shall be only at the written request of Kelso and under no other circumstances. Upon receipt of any such written request, the Board will promptly take all such actions as shall be necessary or desirable to cause the removal of such Director. Any vacancy caused by any such removal shall be filled in accordance with Section 4.9.

Section 4.9 Vacancies. If any vacancies shall occur in the Board, by reason of death, resignation, removal or otherwise, the Directors then in office shall continue to act, and actions that would otherwise be taken by a majority of the Directors may be taken by a majority of the Directors then in office, even if less than a quorum. Any vacancy shall be filled at any time in accordance with Section 4.1(b)(ii). A Director elected to fill a vacancy shall hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.

Section 4.10 Directors as Agents. The Directors, to the extent of their powers set forth in this Agreement, are agents of the Company for the purpose of the Company’s business, and the actions of the Directors taken in accordance with such powers shall bind the Company. Except as otherwise provided in Section 1.3 and notwithstanding the last sentence of Section 18-402 of the Delaware Act, no single Director shall have the power to bind the Company and the Board shall have the power to act only collectively in the manner specified herein.

Section 4.11 Officers. The Board shall appoint an individual or individuals to serve as the Company’s President and Chief Financial Officer and may, from time to time as it deems advisable, appoint additional officers of the Company (together with the President and Chief Financial Officer, the “Officers”) and assign such officers titles (including, without limitation, President, Vice President, Secretary and Treasurer); provided, that no single officer shall have the power to bind the Company without the prior written authorization of the Board. Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office subject to the proviso of the foregoing sentence. Any delegation pursuant to this Section 4.11 may be revoked at any time by the Board. Any Officer may be removed with or without cause by the Board, except as otherwise provided in any services or employment agreement between such Officer and the Company.

ARTICLE V

INVESTMENT REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.1 Representations, Warranties and Covenants of Members.

(a) Investment Intention and Restrictions on Disposition. Each Member represents and warrants that such Member is acquiring the Interests solely for such Member’s own account for investment and not with a view to resale in connection with, any distribution thereof. Each Member agrees that such Member will not, directly or indirectly, Transfer any of the Interests (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any of the Interests) or any interest therein or any rights relating thereto or offer to Transfer, except in compliance with the Securities Act, all applicable state securities or “blue sky” laws and this Agreement, as the same shall be amended from time to time. Any attempt by a Member, directly or indirectly, to Transfer, or offer to Transfer, any Interests or any interest therein or any rights relating thereto without complying with the provisions of this Agreement, shall be void and of no effect.

(b) Securities Laws Matters. Each Member acknowledges receipt of advice from the Company that (i) the Interests have not been registered under the Securities Act or qualified under any state securities or “blue sky” laws, (ii) it is not anticipated that there will be any public market for the Interests, (iii) the Interests must be held indefinitely and such Member must continue to bear the economic risk of the investment in the Interests unless the Interests are subsequently registered under the Securities Act and such state laws or an exemption from registration is available, (iv) Rule 144 promulgated under the Securities Act (“Rule 144”) is not presently available with respect to sales of any securities of the Company and the Company has made no covenant to make Rule 144 available and Rule 144 is not anticipated to be available in the foreseeable future, (v) when and if the Interests may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule and the provisions of this Agreement, (vi) if the exemption afforded by Rule 144 is not available, public sale of the Interests without registration will require the availability of an exemption under the Securities Act, (vii) restrictive legends shall be placed on any certificate representing the Interests and (viii) a notation shall be made in the appropriate records of the Company indicating that the Interests are subject to restrictions on transfer and, if the Company should in the future engage the services of a transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Interests.

(c) Ability to Bear Risk. Each Member represents and warrants that (i) such Member’s financial situation is such that such Member can afford to bear the economic risk of holding the Interests for an indefinite period and (ii) such Member can afford to suffer the complete loss of such Member’s investment in the Interests.

(d) Access to Information; Sophistication; Lack of Reliance. Each Member represents and warrants that (i) such Member is familiar with the business and financial condition, properties, operations and prospects of the Company and that such Member has been granted the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the Company and the terms and conditions of the purchase of the Interests and to obtain any additional information that such Member deems necessary, (ii) such Member’s knowledge and experience in financial and business matters is such that such Member is capable of evaluating the merits and risk of the investment in the Interests and (iii) such Member has carefully reviewed the terms and provisions of this Agreement and has evaluated the restrictions and obligations contained therein. In furtherance of the foregoing, each Member represents and warrants that (i) no representation or warranty, express or implied, whether written or oral, as to the financial condition, results of operations, prospects, properties or business of the Company or as to the desirability or value of an investment in the Company has been made to such Member by or on behalf of the Company, (ii) such Member has relied upon such Member’s own independent appraisal and investigation, and the advice of such Member’s own counsel, tax advisors and other advisors, regarding the risks of an investment in the Company and (iii) such Member will continue to bear sole responsibility for making its own independent evaluation and monitoring of the risks of its investment in the Company. For purposes of this Section 5.1(d), the Company includes each of the businesses to be acquired by DLI Holding Corp. pursuant to the Merger Agreement.

(e) Accredited Investor. Each Member represents and warrants that such Member is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act and, in connection with the execution of this Agreement, agrees to deliver such certificates to that effect as the Board may request.

Section 5.2 Additional Representations and Warranties of Non-Kelso Members. Each Non-Kelso Member represents and warrants that (i) such Non-Kelso Member has duly executed and delivered this Agreement, (ii) all actions required to be taken by or on behalf of the Non-Kelso Member to authorize it to execute, deliver and perform its obligations under this Agreement have been taken and this Agreement constitutes such Non-Kelso Member’s legal, valid and binding obligation, enforceable against such Non-Kelso Member in accordance with the terms hereof, except as the same may be affected by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting the rights of contracting parties generally, (iii) the execution and delivery of this Agreement and the consummation by the Non-Kelso Member of the transactions contemplated hereby in the manner contemplated hereby do not and will not conflict with, or result in a breach of any terms of, or constitute a default under, any agreement or instrument or any applicable law, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority which is applicable to the Non-Kelso Member or by which the Non-Kelso Member or any material portion of its properties is bound, (iv) no consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by such Non-Kelso Member in connection with the execution and delivery of this Agreement or the performance of such Non-Kelso Member’s obligations hereunder, (v) if such Non-Kelso Member is an individual, such Non-Kelso Member is a resident of the state set forth opposite such Non-Kelso Member’s name on Schedule A and (vi) if such Non-Kelso Member is not an individual, such Non-Kelso Member’s principal place of business and mailing address is in the state set forth opposite such Non-Kelso Member’s name on Schedule A.

Section 5.3 Additional Representations and Warranties of Kelso Members.

(a) Due Organization; Power and Authority, etc. Kelso Investment Associates VII, L.P. represents and warrants that it is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. KEP VI, LLC represents and warrants that it is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each Kelso Member further represents and warrants that it has all necessary power and authority to enter into this Agreement to carry out the transactions contemplated herein and therein.

(b) Authorization; Enforceability. All actions required to be taken by or on behalf of such Kelso Member to authorize it to execute, deliver and perform its obligations under this

Agreement have been taken, and this Agreement constitutes the legal, valid and binding obligation of such Kelso Member, enforceable against such Kelso Member in accordance with its terms, except as the same may be affected by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting the rights of contracting parties generally.

(c) Compliance with Laws and Other Instruments. The execution and delivery of this Agreement and the consummation by such Kelso Member of the transactions contemplated hereby and thereby in the manner contemplated hereby and thereby do not and will not conflict with, or result in a breach of any terms of, or constitute a default under, any agreement or instrument or any applicable law, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority which is applicable to such Kelso Member or by which such Kelso Member or any material portion of its properties is bound, except for conflicts, breaches and defaults that, individually or in the aggregate, will not have a material adverse effect upon the financial condition, business or operations of such Kelso Member or upon such Kelso Member’s ability to enter into and carry out its obligations under this Agreement.

(d) Executing Parties. The person executing this Agreement on behalf of each Kelso Member has full power and authority to bind such Kelso Member to the terms hereof and thereof.

ARTICLE VI

CAPITAL ACCOUNTS; CAPITAL CONTRIBUTIONS

Section 6.1 Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Member. The initial balance in each Member’s Capital Account shall be zero.

Section 6.2 Adjustments.

(a) Each of the Members hereby commits to make an initial cash contribution to the capital of the Company in the amount set forth opposite each Member’s name on Schedule A upon the Initial Capital Contribution Date. Any contributions of property after the Initial Capital Contribution Date shall be valued at their Fair Market Value.

(b) Each Member’s Capital Accounts shall be credited with the amount of cash contributed by such Member on the Initial Capital Contribution Date, as set forth on Schedule A.

(c) As of the end of each Accounting Period, the balance in each Member’s Capital Account shall be adjusted by (i) increasing such balance by such Member’s (A) allocable share of items of income and gain (allocated in accordance with Section 8.1) and (B) the amount of cash and the Fair Market Value of any property (as of the date of the contribution thereof and net of any liabilities encumbering such property) contributed to the Company by such Member during such Accounting Period, if any, and (ii) decreasing such balance by (A) the amount of cash and the Fair Market Value of any property (as of the date of the distribution thereof and net of any liabilities encumbering such property) distributed to such Member during such Accounting Period and (B) such Member’s allocable share of items of loss and deduction (allocated in accordance with Section 8.1). Each Member’s Capital Account shall be further adjusted with respect to any special allocations pursuant to Section 8.2. The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations section 1.704-1(b) and section 1.704-2 and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

Section 6.3 Additional Capital Contributions. Except as provided in Section 3.8, no Member shall be required to make any additional capital contribution to the Company in respect of the Interests then owned by such Member. However, a Member may make such additional capital contributions to the Company, but only with the written consent of the Board acting by majority vote and in the case of an issuance of additional Units, in accordance with Section 3.2. The provisions of this Section 6.3 are intended solely to benefit the Members and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any additional capital contributions or to cause the Board to consent to the making of additional capital contributions. Members shall be deemed to have contributed such additional capital upon issuance of additional Interests equal to the cash purchase price for such Interests or, if no cash is paid or there is non-cash consideration, in the amount of the Fair Market Value of such non-cash consideration as determined by the Board in good faith at or prior to issuance of such Interests.

Section 6.4 Negative Capital Accounts. Except as required by applicable law, no Member shall be required to make up a negative balance in its Capital Account.

ARTICLE VII

ADDITIONAL TERMS APPLICABLE TO OVERRIDE UNITS

Section 7.1 Certain Terms.

(a) Forfeiture of Operating Units. A Management Member’s Operating Units shall be subject to forfeiture on a pro-rata basis in accordance with the schedule in Section 7.2 hereof if he or she becomes an Inactive Management Member before the third anniversary of the issuance date of the Operating Units.

(b) Valuation of the Value Units. Value Units will not participate in distributions under Article IX unless the Final Value is at least 2x the Initial Price. All Value Units will participate in distributions if the Final Value is at least 4x the Initial Price, and the Value Units will participate in distributions on a ratable basis in the event that the Final Value is greater than 2x but less than 4x the Initial Price; provided that, in no event shall any Value Units participate in distributions unless Kelso receives an internal rate of return, compounded annually, on its investment in the Company (as defined below) of at least 14% and the Final Value is greater than 2x the Initial Price. Kelso’s internal rate of return will be calculated after giving full effect to the dilution of Kelso’s Interest in the Company by the Override Units.

In the event that any portion of the Value Units does not become eligible to participate in distributions pursuant to this Section 7.1(b) upon the first occurrence of an Exit Event, such portion of such Value Units shall automatically be canceled without payment therefor.

(c) Certain Adjustments. On the 10th anniversary of the issuance of any Override Unit, each such Override Unit (unless previously forfeited pursuant to this Agreement) shall (i) in the case of any Operating Unit, automatically convert into one Value Unit and (ii) in the case of any Value Unit (including any Value Units issued pursuant to clause (i) of this sentence and treating such Value Units as issued on the original date of issuance of the Operating Unit giving rise to the conversion), be subject to Section 7.1(b) modified by substituting “10x” for “2x” in each place where “2x” appears and substituting “12x” for “4x” in each place where “4x” appears.

(d) Calculations. All calculations required or contemplated by Section 7.1(b) or Section 7.1(c) shall be made in the sole determination of the Override Unit Committee and shall be final and binding on the Company and each Management Member.

(e) Benchmark Amount. The Board shall determine the Benchmark Amount with respect to each Override Unit at the time such Override Unit is issued to a Management Member, which shall be reflected on Schedule A. The Benchmark Amount of each Override Unit issued as of the date hereof will be $32.718857, which (together with the provisions of Sections 9.1(b) and (c)) are intended to result in such Override Unit being treated as a profits interest for U.S. federal income tax purposes as of the date such Override Units is issued.

Section 7.2 Effects of Termination of Employment on Override Units.

(a) Forfeiture of Override Units upon Termination.

(i) Termination for Cause. Unless otherwise determined by the Override Unit Committee in a manner more favorable to such Management Member, in the event that a Management Member ceases to provide services to or for the benefit of the Company in connection with the termination of employment of such Member for Cause, all of the Override Units issued to such Inactive Management Member shall be forfeited.

(ii) Other Termination. Unless otherwise determined by the Override Unit Committee in a manner more favorable to such Inactive Management Member, in the event that a Management Member ceases to provide services to or for the benefit of the Company in connection with the termination of employment of such Member for any reason other than for Cause, then, in the event that (x) an Exit Event has not yet occurred, and (y) no definitive agreement shall be in effect regarding a transaction, which, if consummated, would result in an Exit Event, then all of the Value Units issued to such Inactive Management Member shall be forfeited and a percentage of the Operating Units issued to such Inactive Management Member shall be forfeited according to the following schedule (it being understood that in the event that such forfeiture does not occur as a result of the operation of clause (y) but the definitive agreement referred to in such clause (y) subsequently terminates without consummation of an Exit Event, then the forfeiture of all of the Value Units and of the applicable percentage of Operating Units referred to herein shall thereupon occur):

If the termination occurs	Percentage of such Inactive Management Member’s Operating Units to be Forfeited
Before the first quarterly anniversary of the grant of such Inactive Management Member’s Operating Units	100%

On or after the quarterly first anniversary, but before the second quarterly anniversary, of the grant of such Inactive Management Member’s Operating Units	91.67%

On or after the second quarterly anniversary, but before the third quarterly anniversary, of the grant of such Inactive Management Member’s Operating Units	83.33%

On or after the third quarterly anniversary, but before the fourth quarterly anniversary, of the grant of such Inactive Management Member’s Operating Units	75%

On or after the fourth quarterly anniversary, but before the fifth quarterly anniversary, of the grant of such Inactive Management Member’s Operating Units	66.67%

On or after the fifth quarterly anniversary, but before the sixth quarterly anniversary, of the grant of such Inactive Management Member’s Operating Units	58.33%

On or after the sixth quarterly anniversary, but before the seventh quarterly anniversary, of the grant of such Inactive Management Member’s Operating Units	50%

On or after the seventh quarterly anniversary, but before the eighth quarterly anniversary, of the grant of such Inactive Management Member’s Operating Units	41.67%

On or after the eighth quarterly anniversary, but before the ninth quarterly anniversary, of the grant of such Inactive Management Member’s Operating Units	33.33%

On or after the ninth quarterly anniversary, but before the tenth quarterly anniversary, of the grant of such Inactive Management Member’s Operating Units	25%

On or after the tenth quarterly anniversary, but before the eleventh quarterly anniversary, of the grant of such Inactive Management Member’s Operating Units	16.67%

On or after the eleventh quarterly anniversary, but before the twelfth quarterly anniversary, of the grant of such Inactive Management Member’s Operating Units	8.33%

On or after the twelfth quarterly anniversary of the grant of such Inactive Management Member’s Operating Units	0%

(b) Inactive Management Members. If a Management Member ceases to provide services to or for the benefit of the Company in connection with the termination of employment of such Member for any reason, the Units held by such Member shall cease to have voting rights and such Member shall be thereafter referred to herein as a “Inactive Management Member” with only the rights of an Inactive Management Member specified herein. Notwithstanding the foregoing, such Inactive Management Member shall continue to be treated as a Member (including, for the avoidance of doubt, for purposes of Article IX hereof).

(c) Special Distribution. If a Management Member ceases to provide services to or for the benefit of the Company in connection with the termination of employment of such Member for any reason, the Company may distribute to such Management Member, in complete liquidation of his Common Units, shares of the common stock of DLI Holding Corp. having a Fair Market Value equal to the amount that such Management Member would have received with respect to such Units if the assets of the Company were sold for their Fair Market Value and the proceeds thereof distributed in accordance with Section 13.2. Any such shares shall be subject to the Stockholders Agreement.

(d) Effect of Forfeiture. Any Override Unit which is forfeited shall be cancelled for no consideration.

(e) Special Allocation. Notwithstanding any other provision of this Agreement, if an Override Unit of a Management Member is forfeited pursuant to Section 7.1(a) or 7.2(a) of this Agreement, then the Board, in its sole discretion, may at any time reallocate all or any portion of such Override Unit to one or more of the Management Members.

ARTICLE VIII

ALLOCATIONS

Section 8.1 Book Allocations of Income and Loss. Except as provided in Section 8.2, each item of income, gain, loss and deduction of the Company, shall be allocated among the Capital Accounts as of the end of such Accounting Period in a manner that as closely as possible gives effect to the provisions of Article IX and the other relevant provisions of this Agreement.

Section 8.2 Special Book Allocations.

(a) Qualified Income Offset. If any Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) and such adjustment, allocation or distribution causes or increases a deficit in such Member’s Capital Account in excess of its obligation to make additional Capital Contributions (a “Deficit”), items of gross income and gain for such Accounting Period and each subsequent Accounting Period shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Deficit of such Member as quickly as possible; provided that an allocation pursuant to this Section 8.2(a) shall be made only if and to the extent that such Member would have a Deficit after all other allocations provided for in this Article VIII have been tentatively made as if this Section 8.2(a) were not in this Agreement. This Section 8.2(a) is intended to comply with the qualified income offset provision of Treasury Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(b) Partnership Minimum Gain. Except as otherwise provided in Treasury Regulations section 1.704-2(f), if there is a net decrease in Partnership Minimum Gain during any Accounting Period, each Member shall be specially allocated items of Company income and gain for such Accounting Period in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations section 1.704-2(g). This Section 8.2(b) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations section 1.704-2(f) and shall be interpreted consistently therewith.

(c) Restorative Allocations. Any special allocations of items of income or gain pursuant to this Section 8.2 shall be taken into account in computing subsequent allocations pursuant to this Agreement, so that the net amount for any item so allocated and all other items allocated to each Member pursuant to this Agreement shall be equal, to the extent possible, to the net amount that would have been allocated to each Member pursuant to the provisions of this Agreement if such special allocations had not occurred.

Section 8.3 Tax Allocations. The income, gains, losses, credits and deductions recognized by the Company shall be allocated among the Members, for U.S. federal, state and local income tax purposes, to the extent permitted under the Code and the Treasury Regulations, in the same manner that each such item is allocated to the Members’ Capital Accounts. Notwithstanding the foregoing, the Board shall have the power to make such allocations for U.S. federal, state and local income tax purposes as may be necessary to maintain substantial economic effect, or to insure that such allocations are in accordance with the Members’ Interests, in each case within the meaning of the Code and the Treasury Regulations, it being anticipated that no Management Member or Additional Management Member shall be allocated taxable income in excess of the amount of cash to be received by such Member or Additional Member. In accordance with section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its fair market value at the time of contribution.

ARTICLE IX

DISTRIBUTIONS

Section 9.1 Distributions Generally.

(a) The Company may make distributions to the Members to the extent that the cash available to the Company is in excess of the reasonably anticipated needs of the business (including reserves). In determining the amount distributable to each Member, the provisions of this Section 9.1 shall be applied in an iterative manner.

(b) Subject to Section 9.1(c), any such distributions shall be made to the Members in proportion to the number of Units held by each Member as of the time of such distribution.

(c) The amount of any proposed distribution to a holder of any Override Unit pursuant to Section 9.1(b) in respect of such Override Unit shall be reduced until the total reductions in proposed distributions pursuant to this Section 9.1(c) in respect of such Override Unit equals the Benchmark Amount in respect of such Override Unit. Any amount that is not distributed to the holder of any Override Unit pursuant to this Section 9.1(c) shall be distributed pursuant to Section 9.1(b).

Section 9.2 Distributions In Kind. In the event of a distribution of Company property, such property shall for all purposes of this Agreement be deemed to have been sold at its Fair

Market Value and the proceeds of such sale shall be deemed to have been distributed to the Members.

Section 9.3 No Withdrawal of Capital. Except as otherwise expressly provided in Article XIII, no Member shall have the right to withdraw capital from the Company or to receive any distribution or return of such Member’s Capital Contributions.

Section 9.4 Withholding.

(a) Each Member shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each Person who is or who is deemed to be the responsible withholding agent for U.S. federal, state or local income tax purposes against all claims, liabilities and expenses of whatever nature (other than any claims, liabilities and expenses in the nature of penalties and accrued interest thereon that result from such Person’s fraud, willful misfeasance, bad faith or gross negligence) relating to such Person’s obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or as a result of such Member’s participation in the Company.

(b) Notwithstanding any other provision of this Article IX, (i) each Member hereby authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or any of its Affiliates with respect to such Member or as a result of such Member’s participation in the Company and (ii) if and to the extent that the Company shall be required to withhold or pay any such taxes (including any amounts withheld from amounts payable to the Company to the extent attributable, in the judgment of the Members, to the such Member’s Interest), such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding or tax is required to be paid, which payment shall be deemed to be a distribution with respect to such Member’s Interest to the extent that the Member (or any successor to such Member’s Interest) is then entitled to receive a distribution. To the extent that the aggregate of such payments to a Member for any period exceeds the distributions to which such Member is entitled for such period, such Member shall make a prompt payment to the Company of such amount. It is the intention of the Members that no amounts will be includible as compensation income to any Management Member, or will give rise to any withholding taxes imposed on compensation income, for United States federal income tax purposes as a result of the receipt, vesting or disposition of, or lapse of any restriction with respect to, any Override Units granted to such Member.

(c) If the Company makes a distribution in kind and such distribution is subject to withholding or other taxes payable by the Company on behalf of any Member, such Member shall make a prompt payment to the Company of the amount of such withholding or other taxes by wire transfer.

Section 9.5 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its Interest if such distribution would violate Section 18-607 of the Delaware Act or other applicable law.

Section 9.6 Tax Distributions. In the event that the Company sells an equity interest in a subsidiary, resulting in taxable income being recognized by the Members, or the Members are otherwise allocated taxable income from the Company (in each case, other than upon an Exit Event), the Company may make distributions to the Members to the extent of available cash (as determined by the Board in its discretion) in an amount equal to such income multiplied by a reasonable tax rate determined by the Override Unit Committee; it being understood that, if the Members are allocated material taxable income without corresponding cash distributions sufficient to pay the resulting tax liabilities, it is the Company’s intention to make the tax distributions referred to herein, provided that the Board in its sole discretion shall determine whether any such tax distributions will be made. Any distributions made to a Member pursuant to this Section 9.6 shall reduce the amount otherwise distributable to such Member pursuant to the other provisions of this Agreement, so that to the maximum extent possible, the total amount of distributions received by each Member pursuant to this Agreement at any time is the same as such Member would have received if no distribution had been made pursuant to this Section 9.6. To the extent the cumulative sum of tax distributions made to a Member under this Section 9.6 has not been applied pursuant to the preceding sentence to reduce other amounts distributable to such Member, such Member shall contribute to the Company the remaining amounts necessary to give full effect to the preceding sentence on the date of the final liquidating distribution made by the Company pursuant to Section 13.2.

ARTICLE X

BOOKS AND RECORDS

Section 10.1 Books, Records and Financial Statements. At all times during the continuance of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business in accordance with generally accepted accounting principles consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with a copy of this Agreement and the Certificate, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times by each Member and its duly authorized representative for any purpose reasonably related to such Member’s Interest, provided that the Company may maintain the confidentiality of Schedule A.

Section 10.2 Filings of Returns and Other Writings; Tax Matters Partner.

(a) The Company shall timely file all Company tax returns and shall timely file all other writings required by any governmental authority having jurisdiction to require such filing.

Within 90 days after the end of each taxable year (or as soon as reasonably practicable thereafter), the Company shall send to each Person that was a Member at any time during such year copies of Schedule K-1, “Partner’s Share of Income, Credits, Deductions, Etc.”, or any successor schedule or form, with respect to such Person, together with such additional information as may be necessary for such Person to file his, her or its United States federal income tax returns.

(b) Kelso Investment Associates VII, L.P. shall be the tax matters partner of the Company, within the meaning of section 6231 of the Code (the “Tax Matters Partner”) unless a Majority in Interest votes otherwise. Each Member hereby consents to such designation and agrees that upon the request of the Tax Matters Partner, such Member will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

(c) Promptly following the written request of the Tax Matters Partner, the Company shall, to the fullest extent permitted by applicable law, reimburse and indemnify the Tax Matters Partner for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Partner in connection with any administrative or judicial proceeding with respect to the tax liability of the Members, except to the extent arising from the bad faith, gross negligence, willful violation of law, fraud or breach of this Agreement by such Tax Matters Partner.

(d) The provisions of this Section 10.2 shall survive the termination of the Company or the termination of any Member’s Interest and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the U.S. federal income taxation of the Company or the Members.

Section 10.3 Accounting Method. For both financial and tax reporting purposes, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions and be appropriate and adequate for the Company’s business.

ARTICLE XI

LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 11.1 Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

Section 11.2 Exculpation. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence, willful misconduct or willful breach of this Agreement.

Section 11.3 Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence, willful misconduct or willful breach of this Agreement with respect to such acts or omissions; provided, that any indemnity under this Section 11.3 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

Section 11.4 Expenses. To the fullest extent permitted by applicable law, expenses (including, without limitation, reasonable attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding relating to or arising out of their performance of their duties on behalf of the Company shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that the Covered Person is not entitled to be indemnified as authorized in Section 11.3.

Section 11.5 Severability. To the fullest extent permitted by applicable law, if any portion of this Article shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Director or Officer and may indemnify each employee or agent of the Company as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated.

ARTICLE XII

TRANSFERS OF INTERESTS

Section 12.1 [intentionally omitted.]

Section 12.2 Restrictions on Transfers of Interests by Management Members and Outside Members.

(a) No Management Member may Transfer any Interests including, without limitation to any other Member, or by gift, or by operation of law or otherwise, provided that Interests may be Transferred (a) pursuant to Section 12.3(a) (“Estate Planning Transfers, Transfers Upon Death”), (b) in accordance with Section 12.6 (“Involuntary Transfers”), (c) pursuant to Section 12.11(a) (“Tag-Along Rights”), (d) pursuant to Section 12.11(b) (“Drag-Along Rights”) or (e) pursuant to the prior written approval of the Board (excluding such Management Member and other members of the Board who are designees of the Management Members).

(b) No Outside Member may Transfer any Interests including, without limitation to any other Member, or by gift, or by operation of law or otherwise, provided that Interests may be Transferred (a) in accordance with Section 12.6 (“Involuntary Transfers”), (b) pursuant to Section 12.11(a) (“Tag-Along Rights”), (b) pursuant to Section 12.11(b) (“Drag-Along Rights”) or (d) pursuant to the prior written approval of the Board in its sole discretion.

Section 12.3 Permitted Transfers by Management Members.

(a) Estate Planning Transfers; Transfers upon Death of a Management Member. Interests held by Management Members may be transferred for estate-planning purposes of such Management Member, to (A) a trust under which the distribution of the Interests may be made only to beneficiaries who are such Management Member, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants, (B) a charitable remainder trust, the income from which will be paid to such Management Member during his or her life, (C) a corporation, the shareholders of which are only such Management Member, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants or (D) a partnership or limited liability company, the partners or members of which are only such Management Member, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants. Interests may be transferred as a result of the laws of descent; provided, that, in each such case, such Management Member provides prior written notice to the Board of such proposed Transfer and makes available to the Board documentation, as the Board may reasonably request, in order to verify such Transfer.

Section 12.4 Effect of Assignment. The Company shall, from the effective date of any permitted assignment of an Interest (or part thereof), thereafter pay all further distributions on account of such Interest (or part thereof) to the assignee of such Interest (or part thereof), provided that such assignee shall have no right or powers as a Member unless such assignee complies with Section 12.9.

Section 12.5 Overriding Provisions.

(a) Any Transfer in violation of this Article XII shall be null and void ab initio, and the provisions of Section 12.4 shall not apply to any such Transfers. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance.

(b) All Transfers permitted under this Article XII are subject to this Section 12.5 and Sections 12.8 and 12.9.

(c) Any proposed Transfer by a Member pursuant to the terms of this Article XII shall, in addition to meeting all of the other requirements of this Agreement, satisfy the following conditions: (i) the Transfer will not be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations section 1.7704-1, and, at the request of the Board, the transferor and the transferee will have each provided the Company a certificate to such effect; and (ii) the proposed transfer will not result in the Company having more than 99 Members, within the meaning of Treasury Regulations section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations section 1.7704-1(h)(3)). The Board may in its sole discretion waive the condition set forth in clause (ii) of this Section 12.5(c).

(d) The Company shall promptly amend Schedule A to reflect any permitted transfers of Interests pursuant to and in accordance with this Article XII.

Section 12.6 Involuntary Transfers. Any transfer of title or beneficial ownership of Interests upon default, foreclosure, forfeit, divorce, court order or otherwise than by a voluntary decision on the part of a Member (each, an “Involuntary Transfer”) shall be void unless the Member complies with this Section 12.6 and enables the Company to exercise in full its rights hereunder. Upon any Involuntary Transfer, the Company shall have the right to purchase such Interests pursuant to this Section 12.6 and the person or entity to whom such Interests have been Transferred (the “Involuntary Transferee”) shall have the obligation to sell such Interests in accordance with this Section 12.6. Upon the Involuntary Transfer of any Interest, such Member shall promptly (but in no event later than two days after such Involuntary Transfer) furnish written notice to the Company indicating that the Involuntary Transfer has occurred, specifying the name of the Involuntary Transferee, giving a detailed description of the circumstances giving rise to, and stating the legal basis for, the Involuntary Transfer. Upon the receipt of the notice described in the preceding sentence, and for 60 days thereafter, the Company shall have the right to purchase, and the Involuntary Transferee shall have the obligation to sell, all (but not less than all) of the Interests acquired by the Involuntary Transferee for a purchase price equal to the lesser of (i) the Fair Market Value of such Interest and (ii) the amount of the indebtedness or other liability that gave rise to the Involuntary Transfer plus the excess, if any, of the Carrying Value of such Interests over the amount of such indebtedness or other liability that gave rise to the Involuntary Transfer.

Section 12.7 [intentionally omitted.]

Section 12.8 Assignments.

(a) Assignment by the Company. The Company shall have the right to assign to Kelso all or any portion of its rights and obligations under Section 12.6, provided that any such assignment or assumption is accepted by Kelso. If the Company has not exercised its right to purchase Interests pursuant to any such Section within 15 days of receipt by the Company of the letter, notice or other occurrence giving rise to such right, then Kelso shall have the right to require the Company to assign such right. Kelso shall have the right to assign to one or more of the Kelso Members all or any of its rights to purchase Interests pursuant to this Section 12.8.

(b) Assignment Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the Members hereto and their respective heirs, legal representatives, successors and assigns, provided (i) that no Non-Kelso Member may assign any of its rights or obligations hereunder without the consent of the Kelso Members unless such assignment is in connection with a Transfer explicitly permitted by this Agreement and, prior to such assignment, such assignee complies with the requirements of Section 12.9 and (ii) that a Kelso Member may not assign any of its rights or obligations hereunder unless such assignment is in compliance with the requirements of Section 12.9.

Section 12.9 Substitute Members. In the event any Non-Kelso Member or Kelso Member Transfers its Interest in compliance with the other provisions of this Article XII (other than Section 12.6), the transferee thereof shall have the right to become a substitute Non-Kelso Member or substitute Kelso Member, as the case may be, but only upon satisfaction of the following:

(a) execution of such instruments as the Board deems reasonably necessary or desirable to effect such substitution; and

(b) acceptance and agreement in writing by the transferee of the Member’s Interest to be bound by all of the terms and provisions of this Agreement and assumption of all obligations under this Agreement (including breaches hereof) applicable to the transferor and in the case of a transferee of a Management Member who resides in a state with a community property system, such transferee causes his or her spouse, if any, to execute a Spousal Waiver in the form of Exhibit A attached hereto. Upon the execution of the instrument of assumption by such transferee and, if applicable, the Spousal Waiver by the spouse of such transferee, such transferee shall enjoy all of the rights and shall be subject to all of the restrictions and obligations of the transferor of such transferee.

Section 12.10 Release of Liability. In the event any Member shall sell such Member’s entire Interest (other than in connection with an Exit Event) in compliance with the provisions of this Agreement, including, without limitation, pursuant to the last sentence of Section 12.6, without retaining any interest therein, directly or indirectly, then the selling Member shall, to the fullest extent permitted by applicable law, be relieved of any further liability arising hereunder for events occurring from and after the date of such Transfer, provided, however, that no such Transfer shall relieve any Non-Kelso Member of his confidentiality obligations pursuant to Section 3.6 hereof and such obligations shall survive any termination of such Non-Kelso Member’s membership in the Company.

Section 12.11 Tag-Along and Drag-Along Rights.

(a) Tag-Along Rights. In the event that at any time Kelso proposes to Transfer Interests, other than any Transfer to an Affiliate of Kelso, and such Interests would represent, together with all Interests previously Transferred by Kelso to non-Affiliates of Kelso, more than 25% of Kelso’s Common Units, then at least thirty (30) days prior to effecting such Transfer, Kelso shall give each Non-Kelso Member written notice of such proposed Transfer. Each Non-Kelso Member shall then have the right (the “Tag-Along Right”), exercisable by written notice to Kelso, to participate pro rata in such sale by selling a pro rata portion of such Non-Kelso Member’s Common Units on substantially the same terms (including with respect to representations, warranties and indemnification) as Kelso, provided, however, that (x) any representations and warranties relating specifically to any Member shall only be made by that Member; (y) any indemnification provided by the Members shall be based on the relative Interests being sold by each Member in the proposed sale, either on a several, not joint, basis or solely with recourse to an escrow established for the benefit of the proposed purchaser (the Members’ contributions to such escrow to be on a pro-rata basis in accordance with the proceeds received from such sale), it being understood and agreed that any such indemnification obligation of a Member shall in no event exceed the net proceeds to such Member from such proposed Transfer; and (z) the form of consideration to be received by Kelso or any Kelso Member in connection with the proposed sale may be different from that received by the Non-Kelso Members so long as the value of the consideration to be received by Kelso or any Kelso Member is the same or less than what they would have received had they received the same form of consideration as the Non-Kelso Members. In the event that a sale by the Kelso Members does not constitute an Exit Event, then Management Members may only participate in such sale with respect to their Common Units unless otherwise determined by the Override Unit Committee in its sole discretion.

(b) Drag-Along Rights. (i) In the event that at any time Kelso (A) proposes to Transfer Interests, other than any Transfer to an Affiliate of Kelso, and such Interests would represent, together with all Interests previously Transferred by Kelso to non-Affiliates of Kelso, more than 25% of Kelso’s Common Units or (B) desires to effect an Exit Event, Kelso shall have the right (the “Drag-Along Right”), upon written notice to the other Members, to require that each other Member join pro rata in such sale by selling a pro rata portion of such Non-Kelso Member’s Common Units on substantially the same terms (including with respect to representations, warranties and indemnification) as Kelso, provided, however, that (x) any representations and warranties relating specifically to any Member shall only be made by that

Member; (y) any indemnification provided by the Members shall be based on the relative purchase price being received by each Member in the proposed sale, either on a several, not joint, basis or solely with recourse to an escrow established for the benefit of the proposed purchaser (the Members’ contributions to such escrow to be on a pro-rata basis in accordance with the proceeds received from such sale), it being understood and agreed that any such indemnification obligation of a Member shall in no event exceed the net proceeds to such Member from such proposed Transfer; and (z) the form of consideration to be received by Kelso or any Kelso Member in connection with the proposed sale may be different from that received by the Non-Kelso Members so long as the value of the consideration to be received by Kelso or any Kelso Member is the same or less than what they would have received had they received the same form of consideration as the Non-Kelso Members (as reasonably determined by the Board in good faith). For purposes of this Section 12.11, for each Member, “joining Kelso in such sale” shall include voting its Interests consistently with Kelso, transferring its Interests to a corporation organized in anticipation of such sale in exchange for capital stock of such corporation, executing and delivering agreements and documents which are being executed and delivered by Kelso and providing such other cooperation as Kelso may reasonably request.

(ii) Any Exit Event may be structured as an auction and may be initiated by the delivery to the Company and the other Members of a written notice that Kelso has elected to initiate an auction sale procedure. Kelso shall be entitled to take all steps reasonably necessary to carry out an auction of the Company, including, without limitation, selecting an investment bank, providing confidential information (pursuant to confidentiality agreements), selecting the winning bidder and negotiating the requisite documentation. The Company and each Member shall provide assistance with respect to these actions as reasonably requested.

(iii) In the event the Kelso Members sell less than 100% of their Common Units in the Company, joining “pro rata in such sale” shall be based on relative Common Units unless the Override Unit Committee in its sole discretion determines that the Override Units shall participate in the sale, in which case the principles of clause (iv) of this Section 12.11(b) shall apply.

(iv) In the event that an Exit Event is structured as a sale of Interests by the Members, rather than a sale of the Company’s assets with a subsequent distribution of proceeds by the Company, then the purchase agreement governing such Interest sale will have provisions therein which replicate, to the greatest extent possible, the economic result which would have been attained under Articles IX and XIII had the Exit Event been structured as a sale of the Company’s assets and a distribution of proceeds.

(c) Any transaction costs, including transfer taxes and legal, accounting and investment banking fees incurred by the Company and Kelso in connection with a Exit Event shall, unless the applicable purchaser refuses, be borne by the Company in the event of a merger, consolidation or sale of assets and shall otherwise be borne by the Members on a pro rata basis based on the consideration received by each Member in such Exit Event.

ARTICLE XIII

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1 Dissolving Events. The Company shall be dissolved and its affairs wound up in the manner hereinafter provided upon the happening of any of the following events:

(a) the Board and the Members shall vote or agree in writing to dissolve the Company pursuant to the required votes set forth in Section 4.3 and Section 3.3(d), respectively;

(b) any event which under applicable law would cause the dissolution of the Company, provided that, unless required by applicable law, the Company shall not be wound up as a result of any such event and the business of the Company shall continue.

Notwithstanding the foregoing, the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member in the Company under the Delaware Act shall not, in and of itself, cause the dissolution of the Company. In such event, the remaining Member(s) shall continue the business of the Company without dissolution.

Section 13.2 Dissolution and Winding-Up. Upon the dissolution of the Company, the assets of the Company shall be liquidated or distributed under the direction of and to the extent determined by the Board and the business of the Company shall be wound up. Within a reasonable time after the effective date of dissolution of the Company, the Company’s assets shall be distributed in the following manner and order:

First, to creditors in satisfaction of indebtedness (other than any loans or advances that may have been made by any of the Members to the Company), whether by payment or the making of reasonable provision for payment, and the expenses of liquidation, whether by payment or the making of reasonable provision for payment, including the establishment of reasonable reserves (which may be funded by a liquidating trust) determined by the Board or the liquidating trustee, as the case may be, to be reasonably necessary for the payment of the Company’s expenses, liabilities and other obligations (whether fixed, conditional, unmatured or contingent);

Second, to the payment of loans or advances that may have been made by any of the Members to the Company; and

Third, to the Members in accordance with Section 9.1, taking into account any amounts previously distributed under Section 9.1.

provided that no payment or distribution in any of the foregoing categories shall be made until all payments in each prior category shall have been made in full, and provided, further, that if the payments due to be made in any of the foregoing categories exceed the remaining assets available for such purpose, such payments shall be made to the Persons entitled to receive the same pro rata in accordance with the respective amounts due to them.

Section 13.3 Distributions in Cash or in Kind. Upon the dissolution of the Company, the Board shall use all commercially reasonable efforts to liquidate all of the Company’s assets in an orderly manner and apply the proceeds of such liquidation as set forth in Section 13.2, provided that if in the good faith judgment of the Board, a Company asset should not be liquidated, the Board shall cause the Company to allocate, on the basis of the Fair Market Value of any Company assets not sold or otherwise disposed of, any unrealized gain or loss based on such value to the Members’ Capital Accounts as though the assets in question had been sold on the date of distribution and, after giving effect to any such adjustment, distribute such assets in accordance with Section 13.2 as if such Fair Market Value had been received in cash, subject to the priorities set forth in Section 13.2, and provided, further, that the Board shall in good faith attempt to liquidate sufficient Company assets to satisfy in cash (or make reasonable provision for) the debts and liabilities referred to in Section 13.2.

Section 13.4 Termination. The Company shall terminate when the winding up of the Company’s affairs has been completed, all of the assets of the Company have been distributed and the Certificate has been canceled, all in accordance with the Delaware Act.

Section 13.5 Claims of the Members. The Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(a)	If to the Company:

DLI Holding LLC

c/o Kelso & Company

320 Park Avenue, 24th Floor

New York, New York 10022

Attention: James J. Connors II, Esq.

Telecopy No.: (212) 751-3939

with a copy to (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Margaret A. Davenport, Esq.

Facsimile No.: (212) 909-6836

(b) If to a Member, at the address set forth opposite such Member’s name on Schedule A attached hereto, or at such other address as such Member may hereafter designate by written notice to the Company.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received by (w) if by personal delivery, on the day delivered, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

Section 14.2 Securities Act Matters. Each Member understands that in addition to the restrictions on transfer contained in this Agreement, he or she must bear the economic risks of his or her investment for an indefinite period because the Interests have not been registered under the Securities Act.

Section 14.3 Headings. The headings to sections in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

Section 14.4 Entire Agreement. This Agreement constitutes the entire agreement among the Members with respect to the subject matter hereof, and supersedes any prior agreement or understanding among them with respect to the matters referred to herein. There are no representations, warranties, promises, inducements, covenants or undertakings relating to the Units, other than those expressly set forth or referred to herein.

Section 14.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 14.6 Governing Law; Attorneys’ Fees. This Agreement and the rights and obligations of the Members hereunder and the Persons subject hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof. The substantially prevailing party in any action or proceeding relating to this Agreement shall be entitled to receive an award of, and to recover from the other party or parties, any fees or expenses incurred by him, her or it (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with any such action or proceeding.

Section 14.7 Waivers. Except as may otherwise be provided by applicable law in connection with the winding-up, liquidation and dissolution of the Company, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property.

Waiver by any Member hereto of any breach or default by any other Member of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the Members hereto or from any failure by any Member to assert its or his or her rights hereunder on any occasion or series of occasions.

EACH MEMBER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.8 Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 14.9 Further Actions. Each Member shall execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably be requested by the Company in connection with the continuation of the Company and the achievement of its purposes, including, without limitation, (a) any documents that the Company deems necessary or appropriate to continue the Company as a limited liability company in all jurisdictions in which the Company or its subsidiaries conduct or plan to conduct business and (b) all such agreements, certificates, tax statements and other documents as may be required to be filed in respect of the Company.

Section 14.10 Amendments. This Agreement may not be amended, modified or supplemented except by a written instrument signed by the Kelso Members; provided, however,

that Kelso may, pursuant to Sections 3.2, 3.8, 6.2 and 12.5 make such modifications to this Agreement, including Schedule A as are necessary to admit Additional Members. Notwithstanding the foregoing, no amendment, modification or supplement shall adversely affect the Management Members as a class without the consent of a majority in interest (exclusive of Override Units) of the Management Members or, to the extent (and only to the extent) any particular Management Member would be uniquely and adversely affected by a proposed amendment, modification or supplement, by such Management Member; provided, however, that, in either case, no such consent shall be required for the issuance of additional Units pursuant to Article III. The Company shall notify all Members after any such amendment, modification or supplement, other than any amendments to Schedule A, as permitted herein, has taken effect.

Section 14.11 No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement is not intended to confer upon any Person, except for the parties hereto, any rights or remedies hereunder.

Section 14.12 Injunctive Relief. The Units cannot readily be purchased or sold in the open market, and for that reason, among others, the Company and the Members will be irreparably damaged in the event this Agreement is not specifically enforced. Each of the Members therefore agrees that, in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which the Company or any Member may have. Each Member hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts in New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof. Each Member hereby consents to service of process made in accordance with Section 14.1.

Section 14.13 Power of Attorney. Each Member hereby constitutes and appoints Kelso as his or her true and lawful representative and attorney-in-fact in his or her name, place and stead to make, execute, acknowledge, record and file the following:

(a) any amendment to the Certificate which may be required by the laws of the State of Delaware because of:

(i) any duly made amendment to this Agreement, or

(ii) any change in the information contained in such Certificate, or any amendment thereto;

(b) any other certificate or instrument which may be required to be filed by the Company under the laws of the State of Delaware or under the applicable laws of any other jurisdiction in which counsel to the Company determines that it is advisable to file;

(c) any certificate or other instrument which Kelso or the Board deems necessary or desirable to effect a termination and dissolution of the Company which is authorized under this Agreement;

(d) any amendments to this Agreement, duly adopted in accordance with the terms of this Agreement; and

(e) any other instruments that Kelso or the Board may deem necessary or desirable to carry out fully the provisions of this Agreement; provided, however, that any action taken pursuant to this power shall not, in any way, increase the liability of the Members beyond the liability expressly set forth in this Agreement, and provided further that where action by a majority of the Board is required, such action shall have been taken.

Such attorney-in-fact is not by the provisions of this Section 14.13 granted any authority on behalf of the undersigned to amend this Agreement, except as provided for in this Agreement. Such power of attorney is coupled with an interest and shall continue in full force and effect notwithstanding the subsequent death or incapacity of the Member granting such power of attorney.

Section 14.14 Compliance with Certain Provisions of the Code. This Agreement and each other agreement between a Member and the Company is intended not to be subject to Section 409A(a)(1). However, Section 409A is new and is subject to limited legislative history or regulatory interpretation. To the extent any provision of this Agreement or such other agreement would be potentially subject to Section 409A(a)(1), it is hereby superceded and modified to the minimum extent necessary to so as not to be subject to Section 409A(a)(1) (such modification to be determined in the good faith discretion of the Company after consultation with the Member). The Company and any such Member agree to make good faith efforts to amend this Agreement to reflect the foregoing sentence.

ARTICLE XV

DEFINED TERMS

Section 15.1 Definitions.

“Accounting Period” means, for the first Accounting Period, the period commencing on the day after the Initial Capital Contribution Date and ending on the next Adjustment Date. All succeeding Accounting Periods shall commence on the day after an Adjustment Date and end on the next Adjustment Date.

“Additional Member” has the meaning given in Section 3.8.

“Adjustment Date” means the last day of each fiscal year of the Company or any other date determined by the Board, in its sole discretion, as appropriate for an interim closing of the Company’s books.

“Affiliate” means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Limited Liability Company Agreement of the Company, as this agreement may be amended, modified, supplemented or restated from time to time after the date hereof.

“Benchmark Amount” means the amount set with respect to an Override Unit pursuant to Section 7.1(e).

“Board” has the meaning given in Section 4.1.

“Capital Account” has the meaning given in Section 6.1.

“Capital Contribution” means, for any Member, the total amount of cash and the Fair Market Value of any property contributed to the Company by such Member.

“Carrying Value” means with respect to any Interest purchased by the Company, the value equal to the Capital Contribution, if any, made by the selling Management Member in respect of any such Interest less the amount of distributions made in respect of such Interest.

“Certificate” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

“Closing” means the closing of the transactions contemplated by the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” mean a class of Interests in the Company, as described in Section 3.2(a). For the avoidance of doubt, Common Units shall not include Override Units.

“Confidential Information” has the meaning given in Section 3.6(a).

“Covered Person” means a current or former Member or Director, an Affiliate of a current or former Member or Director, any officer, director, shareholder, partner, member,

employee, representative or agent of a current or former Member or Director or any of their respective Affiliates, or any current or former officer, employee or agent of the Company or any of its Affiliates.

“Deficit” has the meaning given in Section 8.2(a)

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq., as amended from time to time.

“Director” has the meaning given in Section 4.1(a)

“Drag-Along Rights” have the meaning given in Section 12.11(b).

“Exit Event” means a transaction or series of transactions (other than an Initial Public Offering):

(a)	involving the sale, transfer or other disposition by the Kelso Members to one or more Persons that are not, immediately prior to such sale, affiliates of the Company or any Kelso Member, of all of the Interests of the Company beneficially owned by the Kelso Members as of the date of such transaction; or

(b)	involving the sale, transfer or other disposition of all of the assets of the Company and its subsidiaries, taken as a whole, to one or more Persons that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company or any Kelso Member.

“Fair Market Value” means, as of any date,

(a)	for purposes of determining the value of any property owned by, contributed to or distributed by the Company, (i) in the case of publicly-traded securities, the average of their last sales prices on the applicable trading exchange or quotation system on each trading day during the five trading-day period ending on such date, provided, however, that in the case of a distribution of equity securities pursuant to a merger or exchange agreement, the price for each such security shall be the price reflected in the applicable agreement between DLI Holding Corp. and the acquiring entity and (ii) in the case of any other property, the fair market value of such property, as determined in good faith by the Board, or

(b)

for purposes of determining the value of any Member’s Interest in connection with Section 12.6 (“Involuntary Transfers”), (i) the fair market value of such Interest as reflected in the most recent appraisal report prepared, at the request of the Board, by an independent valuation consultant or appraiser of recognized national standing, reasonably satisfactory to Kelso, or (ii) in the event no such appraisal exists or the date of such report is more than one year prior to the date of determination, the fair market value of such Interest as determined in good faith by the Board.

“Final Value” means the product of (i) the price per Common Unit received by the Members or by the Company, as applicable, upon an Exit Event, which shall be determined assuming that all Override Units issued and outstanding at the date of the Exit Event (but excluding, any Override Units (including, without limitation, Value Units issued hereunder) which by their terms are forfeited in conjunction with the occurrence of such Exit Event) are treated as if they were Common Units immediately prior to the Exit Event and (ii) the Kelso Units.

“Inactive Management Member” has the meaning given in Section 7.2(b).

“Initial Capital Contribution Date” means the date of the closing pursuant to the Merger Agreement.

“Initial Price” means the product of (i) Kelso’s average cost per each Kelso Unit times (ii) the total number of Kelso Units.

“Initial Public Offering” or “IPO” means the first underwritten public offering of the common stock of a successor corporation to the Company or a subsidiary of the Company to the general public through a registration statement filed with the Securities and Exchange Commission that covers (together with prior effective registrations) (i) not less than 25% of the then outstanding shares of common stock of such successor corporation or such subsidiary of the Company on a fully diluted basis or (ii) shares of such successor corporation or such subsidiary of the Company that will be traded on any of the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation System after the close of any such general public offering.

“Interest” means a limited liability interest in the Company, which represents the interest of each Member in and to the profits and losses of the Company and such Member’s right to receive distributions of the Company’s assets, as set forth in this Agreement.

“Involuntary Transfer” has the meaning given in Section 12.6.

“Involuntary Transferee” has the meaning given in Section 12.6.

“Kelso” means Kelso Investment Associates VII, L.P., a Delaware limited partnership, together with KEP VI, LLC, a Delaware limited liability company.

“Kelso Member” has the meaning set forth in the recitals to this Agreement.

“Kelso Units” mean the aggregate member of Units held by Kelso at the time of measurement.

“Management Members” has the meaning set forth in the recitals to this Agreement. A Management Member shall be deemed not to be a “manager” within the meaning of the Delaware Act (except to the extent Section 4.1(b)(i) applies).

“Majority in Interest” means, as of any given record date or other applicable time, the holders of a majority of the outstanding Units held by Members as of such date that are entitled to vote at a meeting of Members or to consent in writing in lieu of a meeting of Members.

“Member” has the meaning set forth in the recitals to this Agreement and includes (i) any Person admitted as an additional or substitute Member of the Company pursuant to this Agreement and (ii) for the avoidance of doubt, Inactive Management Members.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of July 1, 2004, by and among DLI Holding Corp., DLI Acquisition Corp. and Del Laboratories, Inc., as amended from time to time.

“Non-Kelso Member” has the meaning set forth in the recitals to this Agreement.

“Officers” has the meaning given in Section 4.11.

“Operating Units” mean a sub-class of Override Units, as described in Section 3.2(b).

“Outside Director” has the meaning given in Section 3.8(b).

“Outside Member” has the meaning set forth in the recitals to this Agreement.

“Override Units” mean either Operating Units or Value Units or both, as described in Section 3.2(b).

“Override Unit Committee” has the meaning given in Section 3.2.

“Partnership Minimum Gain” has the meaning set forth in sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

“Securities Act” means the Securities Act of 1933 as amended from time to time.

“Stockholders Agreement” means the Stockholders Agreement, dated as of January 27, 2005, among DLI Holding Corp., the Company and the individuals named therein, as the same may be amended, modified, supplemented or restated, from time to time.

“Tag-Along Right” has the meaning given in Section 12.11(a).

“Tax Matters Partner” has the meaning given in Section 10.2(b).

“Termination for Cause” means a termination of a Management Member’s employment by the Company or any subsidiary of the Company that employs such individual (or by the Company on behalf of any such subsidiary) due to such Management Member’s (i) refusal or neglect to perform substantially his or her employment-related duties, (ii) personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty, (iii) conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony or his or her willful violation of any applicable law (other than a traffic violation or other offense or violation outside of the course of employment which in no way adversely affects the Company and its subsidiaries or its reputation or the ability of the Management Member to perform his or her employment-related duties or to represent the Company or any subsidiary of the Company that employs such Management Member) or (iv) material breach of any written covenant or agreement with the Company or any of its subsidiaries not to disclose any information pertaining to the Company or such subsidiary or not to compete or interfere with the Company or such subsidiary, provided that, in the case of any Management Member who, as of the date of determination, is party to an effective services, severance or employment agreement with the Company, “termination for Cause” shall have the meaning, if any, specified in such agreement.

“Third Party” means, in respect of any Transfer, one or more Persons other than the Company, any Member or any of their respective Affiliates.

“Transfer” means to directly or indirectly transfer, sell, pledge, hypothecate or otherwise dispose of.

“Treasury Regulations” means the Regulations of the Treasury Department of the United States issued pursuant to the Code.

“Units” mean any class of Interests provided for herein.

“Value Units” means a sub-class of Override Units, as described in Section 3.2(b).

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

KELSO MEMBERS

KELSO INVESTMENT ASSOCIATES VII, L.P.

By:	Kelso GP VII, L.P., the General Partner

	By:	Kelso GP VII, LLC, its general partner

		By:	/s/ Philip E. Berney

		Name:	Philip E. Berney

KEP VI, LLC

By:	/s/ Philip E. Berney

Name:	Philip E. Berney

MANAGEMENT MEMBERS

/s/ William McMenemy
William McMenemy

/s/ Charles Hinkaty
Charles Hinkaty

/s/ Harvey Alstodt
Harvey Alstodt

OUTSIDE MEMBER

MAGNETITE ASSET INVESTORS III L.L.C.

By:	BlackRock Financial Management, Inc., as Managing Member

By:	/s/ Jeff Gary
Name:	Jeff Gary

SCHEDULE A

Kelso Members

Name	Date of Admission	Mailing Address	Capital Contribution	Common Units
Kelso Investment Associates VII, L.P.	January 27, 2005	c/o Kelso & Company, L.P. 320 Park Avenue, 24th Floor New York, NY 10022 Attention: James J. Connors II, Esq. Fax: (212) 2232379	$109,119,847.00	3,335,076
KEP VI LLC	January 27, 2005	c/o Kelso & Company, L.P. 320 Park Avenue, 24th Floor New York, NY 10022 Attention: James J. Connors II, Esq. Fax: (212) 2232379	$27,020,153.00	825,828

Management Members

Name	Date of Admission	Mailing Address	Capital Contribution	Common Units	Override Units	Benchmark Amount
William McMenemy	January 27, 2005	300 E. 77th Street, #14B New York, NY 10021	$20,000.00	611	98,162	32.718857
Charles Hinkaty	January 27, 2005	250 Southdown Road Lloyd Harbor, NY 11743	$20,000.00	611	98,162	32.718857
Harvey Alstodt	January 27, 2005	111 East 85th Street, #6E New York, NY 10028	$20,000.00	611	98,162	32.718857

Outside Members

Name	Date of Admission	Mailing Address	Capital Contribution	Common Units
Magnetite Asset Investors III, LLC	January 27, 2005	Magnetite Asset Investors III L.L.C. c/o BlackRock Financial Management, Inc. 40 East 52nd Street New York, NY 10022 Attention: Jeff Gary	$2,000,000.00	61,127

EXHIBIT A

SPOUSAL WAIVER

[INSERT NAME] hereby waives and releases any and all equitable or legal claims and rights, actual, inchoate or contingent, which [she] [he] may acquire with respect to the disposition, voting or control of the Units subject to the Limited Liability Company Agreement of DLI Holding LLC, dated as of                          , 2005, as the same may be amended modified, supplemented or restated from time to time, except for rights in respect of the proceeds of any disposition of such Unit.

Name: